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Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 2, 2004 (except Note 15, as to which the date is August 2, 2004), with respect to the consolidated financial statements of Kanawha Insurance Company and Subsidiary and our report dated September 22, 2004, with respect to the financial statements of KMG America Corporation included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-117911) and related Prospectus of KMG America Corporation for the registration of shares of the common stock of KMG America Corporation.

/s/ Ernst & Young LLP

Greensboro, North Carolina
October 20, 2004

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  Exhibit 23.01